EXHIBIT 4.1

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of  November 6, 2009 by and among NV Energy, Inc. a corporation duly organized and existing under the laws of the state of Nevada and having its principal office at 6226 West Sahara Avenue, Las Vegas, Nevada 89146 (the “Issuer”), The Bank of New York Mellon, ("Prior Trustee") and The Bank of New York Mellon Trust Company, N.A., (the "Successor Trustee").

RECITALS:

WHEREAS, the Issuer and Prior Trustee entered into a Trust Indenture (see Schedule A attached) by and between the Issuer and the Prior Trustee (the "Indenture");

WHEREAS, the Notes (the”Bonds”) were originally authorized and issued under the Indenture;

WHEREAS, the Issuer desires to appoint Successor Trustee as Trustee, Paying Agent and Registrar to succeed Prior Trustee in such capacities under the Indenture; and

WHEREAS, Successor Trustee is willing to accept such appointment as Successor Trustee, Paying Agent and Registrar under the Indenture;

NOW, THEREFORE, the Issuer, Prior Trustee and Successor Trustee, for and in consideration of the premises of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

ARTICLE I

THE PRIOR TRUSTEE

SECTION 1.01  Prior Trustee hereby resigns as Trustee under the Indenture.

SECTION 1.02  Prior Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Prior Trustee in and to the trusts of the Trustee under the Indenture and all the rights, powers and trusts of the Trustee under the Indenture.  Prior Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers and trust hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, Paying Agent and Registrar.

ARTICLE II

THE ISSUER

SECTION 2.01  The Issuer hereby accepts the resignation of Prior Trustee as Trustee, Paying Agent and Registrar under the Indenture.

SECTION 2.02  All conditions relating to the appointment of The Bank of New York as Successor Trustee, Paying Agent and Registrar under the Indenture have been met by the Issuer, and the Issuer hereby appoints Successor Trustee as Trustee, Paying Agent and Registrar under the Indenture with like effect as if originally named as Trustee, Paying Agent and Registrar in the Indenture.

ARTICLE III

THE SUCCESSOR TRUSTEE

SECTION 3.01  Successor Trustee hereby represents and warrants to Prior Trustee and to the Issuer that Successor Trustee is not disqualified to act as Trustee under the Indenture.

SECTION 3.02  Successor Trustee hereby accepts its appointment as Successor Trustee, Paying Agent and Registrar under the Indenture and accepts the rights, powers, duties and obligations of Prior Trustee as Trustee, Paying Agent and Registrar under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee, Paying Agent and Registrar under the Indenture.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01  This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business on November 6, 2009

SECTION 4.02  This Agreement shall be governed by and construed in accordance with the laws of the State of  New York.

SECTION 4.03  This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation Appointment and Acceptance to be duly executed and acknowledged all as of the day and year first above written.

NV Energy, Inc.
as Issuer
                                        By: _____________________________
Name:
Title:

The Bank of New York Mellon,
as Prior Trustee

By: _____________________________
Name: Rafael E. Miranda
Title: Vice President

The Bank of New York Mellon Trust Company, N.A.
                                                                           as Successor Trustee

By: _____________________________
Name: Raymond Torres
Title: Senior Associate

SCHEDULE A

Issuer: NV Energy Company

Agreement(s): General and Refunding Mortgage Indenture Dated May 1, 2001

Description:

6.50% General & Refunding Notes Ser I due 4/15/2012
5 7/8% General & Refunding Notes Ser L due 7/15/2015
5.95% General & Refunding Notes Ser M due 3/15/2016
6.50% General & Refunding Notes Ser O due5/15/2018
6.65% General & Refunding Notes Ser N due 4/1/2036
6.75% General & Refunding Notes Ser R due 7/1/2037
6.50% General & Refunding Notes Ser S due 8/1/2018
7.375% General & Refunding Notes Ser U due 1/15/2014
7.125% General & Refunding Notes Ser V due 3/15/2019
8.25% General & Refunding Bonds Ser A due 6/1/2011
6.75% General & Refunding Bonds Ser T due 1/3/2010
General & Refunding Mortgage Collateral Bonds Ser P due 3/1/2039
General & Refunding Mortgage Collateral Bonds Ser Q due 6/1/2020